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                                  POPULAR, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS              EXHIBIT 12.1
                             (Dollars in thousands)

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
                                                                                    Year Ended December 31,
                                                                 --------------------------------------------------------------
                                                                    2002         2001         2000         1999         1998
                                                                 ----------   ----------   ----------   ----------   ----------
Income before income taxes                                       $  469,436   $  409,114   $  375,748   $  340,224   $  306,691

Fixed charges:

     Interest expense                                               843,467    1,018,877    1,167,396      897,932      778,692
     Estimated interest component
       of net rental payments                                        15,123       14,176       13,110       10,970        8,817

     Total fixed charges including
       interest on deposits                                         858,590    1,033,053    1,180,506      908,902      787,509

     Less: Interest on deposits                                     431,128      518,168      529,373      452,215      411,492

     Total fixed charges excluding
       interest on deposits                                         427,462      514,885      651,133      456,687      376,017

Income before income taxes and
  fixed charges (including interest
     on deposits)                                                $1,328,026   $1,442,167   $1,556,254   $1,249,126   $1,094,200

Income before income taxes and
  fixed charges (excluding interest
     on deposits)                                                $  896,898   $  923,999   $1,026,881   $  796,911   $  682,708

Preferred stock dividends                                             2,510        8,350        8,350        8,350        8,350


Ratio of earnings to fixed charges

     Including Interest on Deposits                                     1.5          1.4          1.3          1.4          1.4

     Excluding Interest on Deposits                                     2.1          1.8          1.6          1.7          1.8

Ratio of earnings to fixed charges & Preferred Stock Dividends

     Including Interest on Deposits                                     1.5          1.4          1.3          1.4          1.4

     Excluding Interest on Deposits                                     2.1          1.8          1.6          1.7          1.8
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